Exhibit 10.1

AMENDMENT No. 3 to First Amended and Restated
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 3 to the First Amended and Restated Employment Agreement (“Amendment”) is dated and effective as of October 24, 2025, by and between Medallion Financial Corp. (the “Company”) and Alvin Murstein (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain First Amended and Restated Employment Agreement dated May 29, 1998, as amended by Amendment No. 1 thereto dated April 27, 2017, and Amendment No. 2 thereto dated December 22, 2017 (collectively, the “Employment Agreement”); and

WHEREAS, the Company and the Executive have agreed, subject to the terms and conditions of this Amendment, that the Employment Agreement be further amended to reflect additional agreed-upon terms, as further provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows (capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement):

1.
Employment Status; Title.
a.
Effective as of January 31, 2026 (the “Transition Date”), the Executive shall no longer be the Chief Executive Officer of the Company, but shall become Executive Chairman of the Board of Directors of the Company (the “Board”) for the remainder of the Term (as defined below) (the “Transition”).
b.
During the period between the date of this Amendment and the Transition Date, the Executive shall (i) continue to serve as Chief Executive Officer of the Company and as Chairman of the Board, (ii) continue to be based at the Company’s headquarters in the New York City metropolitan area (but allowed to work remotely consistent with the Company’s policies, procedures and past practice), and (iii) continue to devote his full business time, skills, energy and attention to the business and affairs of the Company and perform such duties and functions, commensurate with such positions, as are reasonably requested by the Board from time to time.
c.
During the period from and after the Transition Date until the Retirement Date (as defined below), the Executive shall (i) subject to his re-election by the shareholders at the 2026 annual meeting of the shareholders of the Company with respect to the period following such annual meeting, serve as Executive Chairman of the Board, (ii) continue to be based at the Company’s headquarters in the New York City metropolitan area (but allowed to work remotely consistent with the Company’s policies, procedures and past practice), and (iii) continue to devote his full business time, skills, energy and attention to the business and affairs of the Company and perform such duties and functions, commensurate with such position, as are reasonably requested by the Board from time to time. The Company expects that the Executive will be nominated to serve a new three-year term as a member of the Board commencing with the Company’s 2026 annual meeting of shareholders. The failure of the Board to so nominate the Executive shall constitute a termination without Cause under the Employment Agreement, as amended hereby.

d.
The parties acknowledge and agree that the change in the Executive’s title on the Transition Date shall not constitute a termination of the Executive’s employment (or Good Reason under the Employment Agreement), and that the Executive shall remain an employee of the Company in his role as Executive Chairman of the Board.
2.
Compensation Matters.
a.
The Executive’s compensation for the remainder of calendar year 2025 and for calendar years 2026 and 2027 (including annual incentive bonuses calculated in the year following the applicable calendar year) shall be determined without regard to the Transition described above. For the avoidance of doubt, the Executive shall retain all rights to the same compensation, benefits and perquisites in effect as of the Transition Date for the remainder of the Term.
b.
Notwithstanding the generality of the foregoing, any and all incentive equity awards that are determined to be granted to the Executive in respect of calendar year 2025, 2026 and 2027 shall be granted solely in the form of Restricted Stock and Options under (and as defined in) the Company’s 2018 Equity Incentive Plan, as amended from time to time. For the avoidance of doubt, no incentive equity awards granted to the Executive shall be in the form of Performance Awards.
c.
The Executive’s compensation for the remainder of the Term shall include a prorated annual incentive bonus in the event any year in the Term is a partial year; provided that if the Executive’s employment is terminated under the provisions of Section 4.4 or subsection (I) of Section 4.5 of the Employment Agreement, such bonus shall be prorated through the Date of Termination.
3.
Term; Retirement. For purposes of this Amendment (and the Employment Agreement), the period from the date of this Amendment through May 29, 2027 shall be the “Term”. The Executive shall retire from his role as Executive Chairman of the Board as of the end of the Term (the “Retirement Date”); however, the Executive shall remain a non-executive member of the Board through the end of the then-applicable Board term.
4.
Treatment of Outstanding Equity Awards. Immediately upon the Executive’s retirement on the Retirement Date (or in the event Executive’s employment terminates prior to the Retirement Date by reason of the Executive’s death or disability), all outstanding unvested equity awards, other than any Performance Awards, will immediately vest and (with respect to unvested Options) become exercisable. All outstanding and unvested Performance Awards will remain outstanding until the end of the relevant Performance Period and will vest and be earned, to the extent the Performance Objectives have been met, on a prorated basis for the portion of the Performance Period that the Executive was employed.
5.
Legal Fees. Promptly following the execution of this Amendment and within 30 days following the Executive’s submission of appropriate documentation, the Company shall pay, directly to the Executive’s attorney, all reasonable legal fees and expenses incurred in connection with the negotiation, drafting and execution of this Amendment and any related documentation, up to a cap of $10,000.

6.
Limited Effect. Except as amended and modified by this Amendment, the Employment Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.
7.
Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year set forth above.

Medallion Financial COrp.

By: /s/ Marisa Silverman /s/ Alvin Murstein
Name: Marisa Silverman Alvin Murstein
Title: EVP & General Counsel

[Signature Page to Amendment No. 3 to Alvin Murstein Employment Agreement]